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                                                                    EXHIBIT 99.1

[THE HARTFORD LOGO]

                                                                    NEWS RELEASE
                                             Hartford Plaza - Hartford, CT 06115

Date:         March 22, 2002
For Release:  Upon Receipt
Contact:      Media                                           Investors
              Cynthia Michener          Joyce Willis          Michael Lesperance
              860/547-5624              860/547-4951          860/547-6781
cynthia.michener@thehartford.com
                              jwillis@thehartford.com
                                              michael.lesperance@thehartford.com

                     THE HARTFORD NARROWS AUDITOR SELECTION
            Arthur Andersen Not Selected as Finalist in RFP Process

HARTFORD, CONN. -- The Hartford Financial Services Group, Inc. (NYSE: HIG) announced today that it has selected finalists in its "Request for Proposal"
(RFP) process to determine the company's auditor for fiscal year 2002. Arthur Andersen will not be considered in the final review, which is expected to be completed during the second quarter.

     As disclosed in The Hartford's proxy statement filed with the Securities and Exchange Commission, The Hartford initiated an RFP last month to select the best auditor for the company. Andersen, along with other Big Five accounting firms, was invited to participate in the process.

     The Board of Directors accordingly is withdrawing the agenda item from the April 18, 2002, annual meeting that asks shareholders to ratify the approval of Andersen as auditor for fiscal year 2002. Andersen will review The Hartford's first-quarter financial statements as scheduled. The successor independent accountant, once chosen, will review subsequent quarterly statements, including the first quarter, and audit the company's full 2002 fiscal-year financial statement.

     "For the past 30 years, Arthur Andersen's team of auditors at The Hartford have demonstrated professionalism and integrity," said Ramani Ayer, The Hartford's chairman and CEO. "Their devoted service has made significant contributions to The Hartford."

     The Hartford (NYSE: HIG) is one of the nation's largest investment and insurance companies, with 2001 revenues of $15.1 billion. As of Dec. 31, 2001, The Hartford had assets of $181.2 billion and shareholders' equity of $9.0 billion. The company is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; business property and casualty insurance; and reinsurance.

             The Hartford's Internet address is www.thehartford.com

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